Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Pricing Supplement, dated March 30, 2012
to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated August 8, 2011
US$2,750,000
Senior Medium-Term Notes, Series B
Enhanced Return Notes due April 7, 2014
Linked to a Basket of Ten Common Stocks

•
The notes are designed for investors who seek a 200% leveraged return based on the appreciation in the value of an equally weighted basket (the “Basket”) consisting of the common equity securities (each a “Basket Component”) of ten publicly traded companies that are not affiliated with us.  Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the level of the Basket decreases from its level on the Pricing Date.

•	An investor in the notes may lose all or a portion of the principal amount at maturity.

•
The maximum return at maturity will be equal to the product of the Upside Leverage Factor of 200% and the Cap of 25.25%.  Accordingly, the Maximum Redemption Amount will be $1,505 for each $1,000 in principal amount.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The notes will settle on April 5, 2012.

•	The notes are scheduled to mature on April 7, 2014.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The CUSIP number of the notes is 06366Q6Z5.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and “Risk Factors” section beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$22.50	US$977.50

Total	US$2,750,000	US$61,875	US$2,688,125

(1) In addition to the agent’s commission, the price to the public specified above includes the profit that we would recognize earned by hedging our exposure under the notes.

BMO CAPITAL MARKETS

KEY TERMS OF THE NOTES:

Basket:
The notes are linked to the value of an equally weighted basket consisting of the common equity securities of ten publicly traded companies.  The ten Basket Components, their respective Weighting Percentages and their Initial Basket Component Prices are indicated in the table below.

Payment at Maturity:
If the Percentage Change is greater than or equal to the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change is positive but is less than the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

	Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

	If the Percentage Change is zero or negative, then the amount that the investors will receive at maturity will equal:

	Principal Amount + (Principal Amount × Percentage Change)

Upside Leverage Factor:	200%

Cap:	25.25%.

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,505 per $1,000 in principal amount of the notes.

Initial Level:	100

Final Level:	Initial Level x Percentage Change

Initial Basket Component Price:	The closing price of each Basket Component on the Pricing Date. The Initial Basket Component Price of each Basket Component is subject to adjustment as described in the product supplement.

Percentage Change:	The Percentage Change will equal the sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:
The product of (a) the applicable Weighting Percentage and (b) the percentage change in the price of the Basket Component from its Initial Basket Component Price to its closing price on the valuation date.

The Basket:	Basket Components	Bloomberg Ticker	Weighting Percentage	Initial Basket Component Price

	Bank of America Corporation	BAC	10.00%	$9.57

	Comerica Incorporated	CMA	10.00%	$32.36

	D.R.Horton, Inc.	DHI	10.00%	$15.17

	Fifth Third Bancorp	FITB	10.00%	$14.05

	Huntington Bancshares Incorporated	HBAN	10.00%	$6.45

	KB Home	KBH	10.00%	$8.90

	KeyCorp	KEY	10.00%	$8.50

	Lennar Corporation	LEN	10.00%	$27.18

	Regions Financial Corporation	RF	10.00%	$6.59

	SunTrust Banks, Inc.	STI	10.00%	$24.17

Pricing Date:	March 30, 2012

Settlement Date:	April 5, 2012

Valuation Date:	April 1, 2014

Maturity Date:	April 7, 2014

Automatic Redemption:	Not applicable.

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

We may use this pricing supplement in the initial sale of the notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated August 8, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated August 8, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002550/d85110424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or Basket Components.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•
Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The payment at maturity will be based on the Final Level, and whether the Final Level of the Basket on the Valuation Date has declined from the Initial Level. Accordingly, you could lose some or all of the principal amount of your notes.

•
Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Basket. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change exceeds the Cap.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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The inclusion of the agent’s commission hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the agent’s commission paid in addition with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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Owning the notes is not the same as owning the Basket Components or a security directly linked to the performance of the Basket Components. —  The return on your notes will not reflect the return you would realize if you actually owned the Basket Components or a security directly linked to the performance of the Basket Components and held that investment for a similar period.  Your notes may trade quite differently from the Basket Components.  Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

•
Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. —  The price of one or more Basket Components may increase while the price of one or more other Basket Components decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

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You will not have any rights to the Basket Components.  —  As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•
Correlation among the Basket Components may affect the value of your notes. —  The Basket Components do not represent a diversified portfolio of securities.  To the extent that the Basket Components move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities.  The Basket Components are concentrated in a limited number of industries.  An investment in the notes will increase your exposure to fluctuations in the sectors represented by the Basket.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading activities.  — We or any of our affiliates have carried out hedging activities related to the notes, including purchasing or selling the Basket Components, or futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We or our affiliates may also engage in trading relating to the Basket Components from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on the Initial Level of $100, the Upside Leverage Factor of 200%, the Cap of 25.25% (a percentage change in the Basket of 25.25% results in a maximum return on the notes of 50.50%), and the Maximum Redemption Amount of $1,505.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
0.00	-100.00%	-100.00%
50.00	-50.00%	-50.00%
75.00	-25.00%	-25.00%
80.00	-20.00%	-20.00%
90.00	-10.00%	-10.00%
100.00	0.00%	0.00%
105.00	5.00%	10.00%
110.00	10.00%	20.00%
120.00	20.00%	40.00%
125.25	25.25%	50.50%
140.00	40.00%	50.50%
150.00	50.00%	50.50%
175.00	75.00%	50.50%
200.00	100.00%	50.50%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket decreases from the Initial Level of 100.00 to a Final Level of 50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative and the Final Level of 50.00 is less than the Initial Level, the investor receives a payment at maturity of $500 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + ($1,000 x -50%) = $500

Example 2: The level of the Basket increases from the Initial Level of 100.00 to a Final Level of $115.00, representing a Percentage Change of 15%.  Because the Final Level of 115.00 is greater than the Initial Level and the Percentage Change of 15% does not exceed the Cap, the investor receives a payment at maturity of $1,300 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (15% x 200%)] = $1,300

Example 3: The level of the Basket increases from the Initial Level of 100.00 to a Final Level of 150.00, representing a Percentage Change of 50%.  Because the Final Level of 150.00 is greater than the Initial Level and the Percentage Change of 50% exceeds the Cap, the investor receives a payment at maturity of $1,505 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us on the settlement date at a purchase price reflecting the commission set forth on the cover page.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the Basket ore any Basket Component, or as to the suitability of an investment in the notes.

The Basket Components

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically.  Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information provided to or filed with the SEC by the issuers of each Basket Component under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any issuer of each Basket Component.  We derived all disclosures in this pricing supplement regarding the issuers of each Basket Component from publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any Basket Component.  Neither we nor any of our affiliates makes any representation that such publicly available documents or any other publicly available information regarding the issuer of any Basket Component is current, accurate or complete.  None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

Neither we nor our affiliates takes any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks, and none of those entities makes any representation as to the performance of any Basket Component or the Basket.

Bank of America Corporation

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. Its common stock is traded on the NYSE under the symbol “BAC.”

Historical Information of the Common Stock of Bank of America Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	14.33	3.14
	Second Quarter	14.17	7.05
	Third Quarter	17.98	11.84
	Fourth Quarter	18.59	14.58

2010	First Quarter	18.04	14.45
	Second Quarter	19.48	14.37
	Third Quarter	15.67	12.32
	Fourth Quarter	13.56	10.95

2011	First Quarter	15.25	13.33
	Second Quarter	13.72	10.50
	Third Quarter	11.09	6.06
	Fourth Quarter	7.35	4.99

2012	First Quarter (through March 30, 2012)	9.93	5.80

Comerica Incorporated

Comerica Incorporated is the holding company for business, individual, and investment banks with operations in the United States, Canada, and Mexico. The company's subsidiaries provide services such as corporate banking, international finance, treasury management, community banking, private banking, small business and individual lending, investment services, and institutional trust. Its common stock is traded on the NYSE under the symbol “CMA.”

Historical Information of the Common Stock of Comerica Incorporated

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	20.95	12.36
	Second Quarter	25.95	16.42
	Third Quarter	31.36	20.31
	Fourth Quarter	31.70	27.01

2010	First Quarter	38.43	30.50
	Second Quarter	44.60	35.94
	Third Quarter	40.08	33.31
	Fourth Quarter	42.82	35.23

2011	First Quarter	43.36	36.44
	Second Quarter	38.44	33.63
	Third Quarter	35.39	21.98
	Fourth Quarter	26.85	22.19

2012	First Quarter (through March 30, 2012)	33.57	26.72

D.R. Horton, Inc.

D.R. Horton, Inc. constructs and sells single-family homes designed primarily for the entry-level and move-up markets. The company operates in the Midwest, Mid-Atlantic, Southeast, Southwest, and Western regions of the United States. The company also, through its financial services operations, provide mortgage financing and title agency services to homebuyers. Its common stock is traded on the NYSE under the symbol “DHI.”

Historical Information of the Common Stock of D.R. Horton, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	10.93	5.96
	Second Quarter	13.49	8.69
	Third Quarter	13.79	8.40
	Fourth Quarter	12.70	9.81

2010	First Quarter	13.25	11.16
	Second Quarter	14.97	9.83
	Third Quarter	11.26	9.71
	Fourth Quarter	12.28	9.87

2011	First Quarter	13.50	11.33
	Second Quarter	12.44	10.76
	Third Quarter	12.13	8.94
	Fourth Quarter	12.78	8.45

2012	First Quarter (through March 30, 2012)	16.32	12.96

Fifth Third Bancorp

Fifth Third Bancorp is a diversified financial services company that operates banking centers in the Midwestern and Southeastern regions of the United States. The company's principal businesses include retail banking, commercial banking, investment advisory, and data processing.  Its common stock is traded on the NASDAQ under the symbol “FITB.”

Historical Information of the Common Stock of Fifth Third Bancorp

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	8.59	1.03
	Second Quarter	8.49	2.64
	Third Quarter	10.94	6.54
	Fourth Quarter	10.80	8.84

2010	First Quarter	13.70	10.12
	Second Quarter	15.36	12.29
	Third Quarter	13.71	10.85
	Fourth Quarter	15.04	11.78

2011	First Quarter	15.52	13.40
	Second Quarter	14.07	12.09
	Third Quarter	13.00	9.25
	Fourth Quarter	12.92	9.80

2012	First Quarter (through March 30, 2012)	14.50	12.93

Huntington Bancshares Incorporated

Huntington Bancshares Incorporated is a multi-state bank holding company. The company's subsidiaries provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Its common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “HBAN.”

Historical Information of the Common Stock of Huntington Bancshares Incorporated

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	7.98	1.02
	Second Quarter	5.71	1.71
	Third Quarter	4.77	3.40
	Fourth Quarter	4.77	3.59

2010	First Quarter	5.77	3.68
	Second Quarter	7.18	5.39
	Third Quarter	6.36	5.18
	Fourth Quarter	6.96	5.56

2011	First Quarter	7.60	6.46
	Second Quarter	6.86	6.05
	Third Quarter	6.74	4.53
	Fourth Quarter	5.65	4.67

2012	First Quarter (through March 30, 2012)	6.49	5.55

KB Home

KB Home builds single-family homes in the United States, primarily targeting first-time and first move-up homebuyers. The company has operating divisions in Arizona, California, Colorado, Florida, Georgia, Illinois, Nevada, Wisconsin, New Mexico, North Carolina, South Carolina, and Texas in the United States. The company also derives income from mortgage banking, title and insurance services. Its common stock is traded on the NYSE under the symbol “KBH.”

Historical Information of the Common Stock of KB Home

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	15.29	8.11
	Second Quarter	19.50	13.19
	Third Quarter	20.51	11.38
	Fourth Quarter	16.46	12.82

2010	First Quarter	17.65	14.02
	Second Quarter	19.33	11.00
	Third Quarter	12.31	9.80
	Fourth Quarter	14.21	10.43

2011	First Quarter	15.71	12.44
	Second Quarter	12.43	9.78
	Third Quarter	10.17	5.27
	Fourth Quarter	8.23	5.27

2012	First Quarter (through March 30, 2012)	13.06	6.77

KeyCorp

KeyCorp is a financial services holding company. The company provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients. Its common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “KEY.”

Historical Information of the Common Stock of KeyCorp

The following table sets forth the high and low closing prices of this Basket Componentfrom the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	9.14	5.36
	Second Quarter	9.23	4.60
	Third Quarter	7.02	4.82
	Fourth Quarter	6.68	5.32

2010	First Quarter	7.93	5.94
	Second Quarter	9.19	7.47
	Third Quarter	8.91	7.22
	Fourth Quarter	8.85	7.53

2011	First Quarter	9.71	8.40
	Second Quarter	8.98	7.93
	Third Quarter	8.44	5.71
	Fourth Quarter	7.78	5.72

2012	First Quarter (through March 30, 2012)	8.69	7.62

Lennar Corporation

Lennar Corporation constructs and sells single-family attached and detached homes, and to a lesser extent multi-level buildings as well as buys and sells residential land. The company also provides mortgage financing, title insurance, closing services and other ancillary services (including personal lines insurance, high-speed Internet and cable television). Its common stock is traded on the NYSE under the symbol “LEN.”

Historical Information of the Common Stock of Lennar Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	11.42	5.87
	Second Quarter	10.52	7.11
	Third Quarter	17.38	8.22
	Fourth Quarter	15.19	11.63

2010	First Quarter	18.30	13.01
	Second Quarter	20.71	13.91
	Third Quarter	15.61	12.72
	Fourth Quarter	18.96	14.39

2011	First Quarter	21.38	18.12
	Second Quarter	19.20	16.69
	Third Quarter	18.90	12.71
	Fourth Quarter	19.98	12.74

2012	First Quarter (through March 30, 2012)	27.67	19.89

Regions Financial Corporation
Regions Financial Corporation is a is a regional multi-bank holding company. The company provides mortgage banking, credit life insurance, leasing, commercial accounts receivable factoring, specialty mortgage financing, and securities brokerage services. The company provides banking services throughout the South, Midwest, and Eastern United States.  Its common stock is traded on the NYSE under the symbol “RF.”

Historical Information of the Common Stock of Regions Financial Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	8.83	2.50
	Second Quarter	7.23	3.76
	Third Quarter	6.81	3.42
	Fourth Quarter	6.09	4.67

2010	First Quarter	7.85	5.42
	Second Quarter	8.95	6.58
	Third Quarter	7.70	6.20
	Fourth Quarter	7.54	5.21

2011	First Quarter	8.02	6.88
	Second Quarter	7.44	5.94
	Third Quarter	6.42	3.33
	Fourth Quarter	4.40	3.02

2012	First Quarter (through March 30, 2012)	6.61	4.34

SunTrust Banks, Inc.

SunTrust Banks, Inc. is super-regional bank holding company. The company's subsidiary banks operate in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. SunTrust provides a wide range of financial services such as credit cards, mortgage banking, insurance, brokerage and capital markets services.  Its common stock is traded on the NYSE under the symbol “STI.”

Historical Information of the Common Stock of SunTrust Banks, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2009 through March 30, 2012.

		High ($)	Low ($)
2009	First Quarter	29.92	6.70
	Second Quarter	20.77	10.83
	Third Quarter	24.10	15.04
	Fourth Quarter	23.63	18.89

2010	First Quarter	28.09	20.44
	Second Quarter	31.85	23.30
	Third Quarter	26.63	22.35
	Fourth Quarter	29.66	23.36

2011	First Quarter	32.59	27.87
	Second Quarter	29.88	25.00
	Third Quarter	26.42	16.91
	Fourth Quarter	21.01	15.80

2012	First Quarter (through March 30, 2012)	24.65	18.52